EXHIBIT 15.2
June 29, 2006
David C. Ho
Chief Financial Officer
JED Oil Inc.
Dear Sir:
CONSENT OF MCDANIEL AND ASSOCIATES CONSULTANTS LTD.
     We consent to the incorporation by reference of references to our firm and of information derived from our report entitled “JED Oil Inc., Evaluation of Oil and Gas Reserves, Based on Constant Prices and Costs, As of December 31, 2005”, dated February 14, 2006, evaluating JED Oil Inc.’s reserves as of December 31, 2005 appearing in the Annual Report on Form 20-F of JED Oil Inc. for the fiscal year ended December 31, 2005.
Sincerely,
McDANIEL & ASSOCIATES CONSULTANTS LTD.
/s/ P.A. Welch
P.A. Welch, P. Eng.
President & Managing Director
Calgary, Alberta
Dated: June 29, 2006

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